Exhibit 99.1

CBL Letterhead

NEWS RELEASE

Investor Contact: Katie Reinsmidt, Director of Investor Relations, 423.490.8301, katie_reinsmidt@cblproperties.com

CBL & ASSOCIATES PROPERTIES REPORTS

THIRD QUARTER 2007 RESULTS

•	Same center NOI increased 3.9% in third quarter over the prior year period, excluding lease termination fees.
•	Increases dividend to $2.18 per share annually from $2.02 per share representing a 7.9% increase.
•	Stabilized mall occupancy increased 80 basis points to 93.2% at September 30, 2007
•	FFO per share was $0.76 in the third quarter
•	Same-store sales improved by 1.2% for the nine-months ended September 30,2007
•	Total revenues increased 2.5% in the third quarter

CHATTANOOGA, Tenn. (November 6, 2007) – CBL & Associates Properties, Inc. (NYSE:CBL) announced results for the third quarter ended September 30, 2007. A description of each non-GAAP financial measure and the related reconciliation to the comparable GAAP measure is located at the end of this news release.

Net income available to common shareholders for the third quarter ended September 30, 2007, was $17,087,000 or $0.26 per diluted share compared with $14,337,000 or $0.22 per diluted share for the prior-year period. Net income available to common shareholders for the nine months ended September 30, 2007, was $45,954,000 or $0.70 per diluted share compared with $55,878,000 or $0.86 per diluted share for the nine months ended September 30, 2006.

Net income for the nine months ended September 30, 2007, declined by $9,924,000 primarily due to the non-cash income tax provision, higher interest expense and the write off of direct issuance costs related to the redemption of the Company’s 8.75% Series B Perpetual Preferred Stock on June 28, 2007.

Funds from operations (“FFO”) allocable to common shareholders was $49,696,000 for the third quarter ended September 30, 2007, compared with $50,914,000 for the third quarter ended September 30, 2006. FFO per share on a diluted, fully converted basis was $0.76 for the third quarter ended September 30, 2007, compared with $0.78 in the prior-year period.

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CBL Reports Third Quarter Results

November 6, 2007

FFO allocable to common shareholders for the quarter ended September 30, 2007, declined $1,218,000 from the prior year period primarily due to the non-cash income tax provision and adjustments to the depreciable lives of certain acquired assets that resulted in an increase in the net amortization of above and below market leases in the quarter ended September 30, 2006.

FFO allocable to common shareholders for the nine months ended September 30, 2007, was $149,094,000 compared with $152,603,000 for the nine months ended September 30, 2006. FFO per share on a diluted, fully converted basis was $2.27 for the nine months ended September 30, 2007, compared with $2.37 in the prior-year period.

FFO allocable to common shareholders for the nine months ended September 30, 2007, declined $3,509,000 from the prior year period primarily due to the non-cash income tax provision, increases in the net amortization of above and below market leases in the quarter ended September 30, 2006, and the write-off of direct issuance costs related to the redemption of the Company’s 8.75% Series B Perpetual Preferred Stock on June 28, 2007.

FFO of the operating partnership for the third quarter ended September 30, 2007, was $88,208,000 compared with $91,654,000 for the third quarter ended September 30, 2006. FFO of the operating partnership for the nine months ended September 30, 2007, was $264,914,000 compared with $276,756,000 for the nine months ended September 30, 2006.

HIGHLIGHTS

▪

Total revenues increased 2.5% in the third quarter ended September 30, 2007, to $251,223,000 from $245,043,000 in the prior-year period. Total revenues increased 3.1% in the nine months ended September 30, 2007, to $746,887,000 from $724,230,000 in the comparable period a year ago.

▪

Same-center net operating income (“NOI”) for the portfolio increased 3.9% for the third quarter ended September 30, 2007, over the prior-year period excluding lease termination fees. Same-center NOI for the third quarter ended September 30, 2007, increased by 0.9% compared with a negligible increase for the prior-year period.

▪

Same-store sales for mall tenants of 10,000 square feet or less for stabilized malls for the nine months ended September 30, 2007, increased 1.2% compared with a 4.5% increase for the prior-year period. Sales for the rolling twelve months ended September 30, 2007, increased 1.5% to $345 per square foot from $340 per square foot in the prior year period.

▪

The debt-to-total-market capitalization ratio as of September 30, 2007, was 54.3% based on the common stock closing price of $35.05 and a fully converted common stock share count of 116,348,000 shares as of the same date. The debt-to-total-market capitalization ratio as of September 30, 2006, was 46.9% based on the common stock closing price of $41.91 and a fully converted common stock share count of 116,137,000 shares as of the same date.

▪

Consolidated and unconsolidated variable rate debt of $1,044,528 represents 10.9% of the total market capitalization for the Company and 20.1% of the Company’s share of total consolidated and unconsolidated debt.

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CBL Reports Third Quarter Results

November 6, 2007

CBL’s Chairman and Chief Executive Officer, Charles B. Lebovitz, said, “This quarter, we were pleased to achieve same center NOI growth of 3.9%, excluding lease termination fees, representing the true growth that is occurring within our portfolio. We are improving occupancy at the malls and continuing to increase spreads on both new and renewal leasing, which has totaled nearly 4.5 million square feet year-to-date. Leasing at our new developments is exceeding our targets with strong interest and commitments by retailers.

“The momentum we have built through the year with our acquisition program and development pipeline is positioning us for an active year in 2008 and an even bigger year in 2009. We announced three new lifestyle and community center developments in the past two weeks totaling over 1.3 million square feet. We also announced an expansion of our international presence with a partnership to develop shopping centers in Brazil. With more than $460 million of projects under construction and a shadow pipeline that is growing for 2008 and beyond, we are optimistic about the growth prospects of our Company going forward.”

PORTFOLIO OCCUPANCY	September 30,
2007	2006
Portfolio occupancy	92.4%	92.6%
Mall portfolio	92.8%	92.3%
Stabilized malls	93.2%	92.4%
Non-stabilized malls	85.5%	90.7%
Associated centers	92.0%	94.9%
Community centers	85.5%	88.3%

DIVIDEND INCREASE

Today, CBL’s Board of Directors approved a 7.9% increase in the regular quarterly cash dividend for the Company’s Common Stock to $0.545 per share for the quarter ending December 31, 2007. The dividend is payable on January 15, 2008, to shareholders of record as of December 28, 2007. The quarterly cash dividend equates to an annual dividend of $2.18 per share compared with the previous annual dividend of $2.02 per share. This increase represents CBL’s fifteenth consecutive annual dividend increase and CBL’s 59th consecutive regular dividend.

SHARE REPURCHASE PROGRAM

During the third quarter, the Company repurchased 148,500 shares of its common stock at an average price of $34.78 per share.

OTHER SIGNIFICANT EVENTS

Subsequent to the quarter end, CBL announced that it has closed on two separate transactions with The Westfield Group involving four St. Louis area regional malls valued at an aggregate $1.03 billion. In the first transaction, CBL gained economic control of three malls including West County Center, Des Peres, MO, South County Center, Mehlville, MO, and Mid-Rivers Mall, St. Peters, MO. In the second transaction, CBL acquired Chesterfield Mall located in Chesterfield, MO from The Westfield Group. CBL will be responsible for all management, leasing and future development at the four centers.

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CBL Reports Third Quarter Results

November 6, 2007

CBL announced last week that it had agreed to partner with Tenco Realty, a retail owner, operator, and developer based in Belo Horizonte, Brazil (“Tenco”). As part of the agreement, CBL and Tenco will partner in the development of shopping center properties in Brazil. CBL will invest a total of approximately $15.3 million (US) to acquire a 60.0% interest in a new retail development in Macaé, Brazil. The 220,000 square foot project, Plaza Macaé, is currently under construction with a grand opening scheduled for fall 2008. Tenco will develop and manage the center. Cash flows will be distributed on a pari passu basis between the partners. In addition, CBL will have the opportunity to purchase a minimum 51.0% interest in any future Tenco Realty developments.

OUTLOOK AND GUIDANCE

Based on today’s outlook and the Company’s third quarter results the Company is providing guidance for 2007 FFO in the range of $3.35 to $3.41 per share. The full year guidance assumes same-center NOI growth in the range of 1.5 to 2.5%, excluding lease termination fees, or 0.0% to 1.0%, including lease termination fees, and excludes the impact of any future acquisitions. The Company expects to update its annual guidance after each quarter’s results.

Low	High
Expected diluted earnings per common share	$1.19	$1.25
Adjust to fully converted shares from common shares	(0.52)	(0.54)
Expected earnings per diluted, fully converted common share	0.67	0.71
Add: depreciation and amortization	2.18	2.18
Less: gain on disposal of discontinued operations	(0.03)	(0.03)
Add: minority interest in earnings of Operating Partnership	0.53	0.55

Expected FFO per diluted, fully converted common share	$3.35	$3.41

INVESTOR CONFERENCE CALL AND SIMULCAST

CBL & Associates Properties, Inc. will conduct a conference call at 10:00 a.m. ET on Wednesday, November 7, 2007, to discuss the third quarter results. The number to call for this interactive teleconference is 913-981-5546. A seven-day replay of the conference call will be available by dialing 719-457-0820 and entering the passcode 9208463. A transcript of the Company’s prepared remarks will be furnished on a Form 8-K following the conference call.

To receive the CBL & Associates Properties, Inc., third quarter earnings release and supplemental information please visit our website at cblproperties.com or contact Investor Relations at 423-490-8292.

The Company will also provide an online Web simulcast and rebroadcast of its 2007 third quarter and annual earnings release conference call. The live broadcast of CBL’s quarterly conference call will be available online at the Company’s Web site at cblproperties.com, as well as www.streetevents.com and www.earnings.com, on November 7, 2007, beginning at 10:00 a.m. ET. The online replay will follow shortly after the call and continue through November 14, 2007.

CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interests in or manages 136 properties, including 83 regional malls/open-air centers. The properties are located in 27 states and total 80.0 million square feet including 1.8 million square feet of non-owned shopping centers managed for third parties. CBL currently has fourteen projects under construction totaling 2.9 million square feet including Pearland Town Center in Houston (Pearland), TX; Settlers Ridge in Pittsburgh, PA; CBL Center II in Chattanooga, TN; two lifestyle/associated centers, and nine mall expansions/redevelopments. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, Dallas, TX and St. Louis, MO. Additional information can be found at cblproperties.com .

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CBL Reports Third Quarter Results

November 6, 2007

NON-GAAP FINANCIAL MEASURES

Funds From Operations

FFO is a widely used measure of the operating performance of real estate companies that supplements net income determined in accordance with GAAP. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (computed in accordance with GAAP) excluding gains or losses on sales of operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures and minority interests. Adjustments for unconsolidated partnerships and joint ventures and minority interests are calculated on the same basis. The Company defines FFO allocable to common shareholders as defined above by NAREIT less dividends on preferred stock. The Company’s method of calculating FFO allocable to common shareholders may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

The Company believes that FFO provides an additional indicator of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assumes the value of real estate assets declines predictably over time. Since values of well-maintained real estate assets have historically risen with market conditions, the Company believes that FFO enhances investors’ understanding of its operating performance. The use of FFO as an indicator of financial performance is influenced not only by the operations of the Company’s properties and interest rates, but also by its capital structure.

The Company presents both FFO of its operating partnership and FFO allocable to common shareholders, as it believes that both are useful performance measures. The Company believes FFO of its operating partnership is a useful performance measure since it conducts substantially all of its business through its operating partnership and, therefore, it reflects the performance of the properties in absolute terms regardless of the ratio of ownership interests of the Company’s common shareholders and the minority interest in the operating partnership. The Company believes FFO allocable to common shareholders is a useful performance measure because it is the performance measure that is most directly comparable to net income available to common shareholders.

In the reconciliation of net income available to common shareholders to FFO allocable to common shareholders, the Company makes an adjustment to add back minority interest in earnings of its operating partnership in order to arrive at FFO of its operating partnership. The Company then applies a percentage to FFO of its operating partnership to arrive at FFO allocable to common shareholders. The percentage is computed by taking the weighted average number of common shares outstanding for the period and dividing it by the sum of the weighted average number of common shares and the weighted average number of operating partnership units outstanding during the period.

FFO does not represent cash flows from operations as defined by accounting principles generally accepted in the United States, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income for purposes of evaluating the Company’s operating performance or to cash flow as a measure of liquidity.

Same-Center Net Operating Income

Net operating income (“NOI”) is a supplemental measure of the operating performance of the Company’s shopping centers. The Company defines NOI as operating revenues (rental revenues, tenant reimbursements and other income) less property operating expenses (property operating, real estate taxes and maintenance and repairs).

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CBL Reports Third Quarter Results

November 6, 2007

Similar to FFO, the Company computes NOI based on its pro rata share of both consolidated and unconsolidated properties. The Company’s definition of NOI may be different than that used by other companies and, accordingly, the Company’s NOI may not be comparable to that of other companies. A reconciliation of same-center NOI to net income is located at the end of this earnings release.

Since NOI includes only those revenues and expenses related to the operations of its shopping center properties, the Company believes that same-center NOI provides a measure that reflects trends in occupancy rates, rental rates and operating costs and the impact of those trends on the Company’s results of operations. Additionally, there are instances when tenants terminate their leases prior to the scheduled expiration date and pay the Company one-time, lump-sum termination fees. These one-time lease termination fees may distort same-center NOI trends and may result in same-center NOI that is not indicative of the ongoing operations of the Company’s shopping center properties. Therefore, the Company believes that presenting same-center NOI, excluding lease termination fees, is useful to investors.

Pro Rata Share of Debt

The Company presents debt based on its pro rata ownership share (including the Company’s pro rata share of unconsolidated affiliates and excluding minority investors’ share of consolidated properties) because it believes this provides investors a clearer understanding of the Company’s total debt obligations which affect the Company’s liquidity. A reconciliation of the Company’s pro rata share of debt to the amount of debt on the Company’s consolidated balance sheet is located at the end of this earnings release.

Information included herein contains “forward-looking statements” within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference therein, for a discussion of such risks and uncertainties.

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CBL Reports Third Quarter Results

November 6, 2007

CBL & Associates Properties, Inc.

Consolidated Statements of Operations

(Unaudited; in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
REVENUES:
Minimum rents	$155,815	$155,095	$465,223	$454,661
Percentage rents	3,506	3,447	11,840	11,554
Other rents	3,580	3,041	11,942	10,438
Tenant reimbursements	83,095	76,601	235,810	226,536
Management, development and leasing fees	1,390	1,182	6,565	3,945
Other	3,837	5,677	15,507	17,096
Total revenues	251,223	245,043	746,887	724,230

EXPENSES:
Property operating	42,081	40,964	123,997	117,914
Depreciation and amortization	58,893	62,142	176,067	170,546
Real estate taxes	24,527	20,098	65,039	59,548
Maintenance and repairs	12,544	13,715	41,856	39,716
General and administrative	8,305	9,402	29,072	28,051
Loss on impairment of real estate assets	—	—	—	274
Other	3,647	5,127	12,088	13,815
Total expenses	149,997	151,448	448,119	429,864
Income from operations	101,226	93,595	298,768	294,366
Interest and other income	1,990	2,009	7,618	5,687
Interest expense	(72,790)	(63,884)	(207,730)	(191,474)
Loss on extinguishment of debt	—	(935)	(227)	(935)
Gain on sales of real estate assets	4,337	3,901	10,565	6,831
Equity in earnings of unconsolidated affiliates	1,086	621	2,768	3,807
Income tax provision	(2,609)	—	(4,360)	—
Minority interest in earnings:
Operating partnership	(13,288)	(12,075)	(35,886)	(47,930)
Shopping center properties	(2,121)	(1,402)	(6,418)	(2,663)
Income from continuing operations	17,831	21,830	65,098	67,689
Operating income from discontinued operations	754	147	1,274	3,898
Gain on disposal of discontinued operations	3,957	2	3,902	7,217
Net income	22,542	21,979	70,274	78,804
Preferred dividends	(5,455)	(7,642)	(24,320)	(22,926)
Net income available to common shareholders	$17,087	$14,337	$45,954	$55,878
Basic per share data:
Income from continuing operations, net of preferred dividends	$0.19	$0.22	$0.63	$0.70
Discontinued operations	0.07	—	0.07	0.18
Net income available to common shareholders	$0.26	$0.22	$0.70	$0.88
Weighted average common shares outstanding	65,343	64,174	65,233	63,616

Diluted per share data:
Income from continuing operations, net of preferred dividends	$0.19	$0.22	$0.62	$0.69
Discontinued operations	0.07	—	0.08	0.17
Net income available to common shareholders	$0.26	$0.22	$0.70	$0.86
Weighted average common and potential dilutive
Weighted average common and potential dilutive common shares outstanding	65,876	65,496	65,900	65,086

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CBL Reports Third Quarter Results

November 6, 2007

Company's calculation of FFO allocable to Company shareholders is as follows (in thousands, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Net income available to common shareholders	$17,087	$14,337	$45,954	$55,878
Minority interest in earnings of operating partnership	13,288	12,075	35,886	47,930
Depreciation and amortization expense of:
Consolidated properties	58,893	62,142	176,067	170,546
Unconsolidated affiliates	3,425	3,377	10,550	10,020
Discontinued operations	—	462	859	1,810
Non-real estate assets	(228)	(218)	(690)	(623)
Minority investors' share of depreciation and amortization	(300)	(568)	190	(1,675)
(Gain) loss on:
Sales of operating real estate assets	—	49	—	87
Disposal of discontinued operations	(3,957)	(2)	(3,902)	(7,217)
Funds from operations of the operating partnership	$88,208	$91,654	$264,914	$276,756

Funds from operations per diluted share	$0.76	$0.78	$2.27	$2.37
Weighted average common and potential dilutive common shares outstanding with operating partnership units fully converted	116,513	116,856	116,583	116,840

(1) Represents the weighted average number of common shares outstanding for the period divided by the sum of the weighted average number of common shares and the weighted average number of operating partnership units outstanding during the period. See the reconciliation of shares and operation partnership units outstanding on page 9.

SUPPLEMENTAL FFO INFORMATION:

Lease termination fees	$157	$4,945	$5,795	$13,239
Lease termination fees per share	$—	$0.04	$0.05	$0.11

Straight-line rental income	$1,364	$1,767	$3,748	$3,986
Straight-line rental income per share	$0.01	$0.02	$0.03	$0.03

Gains on outparcel sales	$4,011	$3,625	$11,051	$8,133
Gains on outparcel sales per share	$0.03	$0.03	$0.09	$0.07

Amortization of acquired above- and below-market leases	$2,588	$4,815	$8,280	$9,730
Amortization of acquired above- and below-market leases per share	$0.02	$0.04	$0.07	$0.08

Amortization of debt premiums	$1,949	$1,889	$5,779	$5,599
Amortization of debt premiums per share	$0.02	$0.02	$0.05	$0.05

Income tax provision	$(2,609)	$—	$(4,360)	$—
Income tax provision per share	$(0.02)	$—	$(0.04)	$—

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CBL Reports Third Quarter Results

November 6, 2007

Same-Center Net Operating Income

(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Net income	$22,542	$21,979	$70,274	$78,804

Adjustments:
Depreciation and amortization	58,893	62,142	176,067	170,546
Depreciation and amortization from unconsolidated affiliates	3,425	3,377	10,550	10,020
Depreciation and amortization from discontinued operations	—	462	859	1,810
Minority investors' share of depreciation and amortization in shopping center properties	(300)	(568)	190	(1,675)
Interest expense	72,790	63,884	207,730	191,474
Interest expense from unconsolidated affiliates	4,178	4,485	12,576	13,154
Minority investors' share of interest expense in shopping center properties	(472)	(1,276)	(365)	(3,627)
Loss on extinguishment of debt	—	935	227	935
Abandoned projects expense	356	359	955	294
Gain on sales of real estate assets	(4,337)	(3,901)	(10,565)	(6,831)
Loss on impairment of real estate assets	—	—	—	274
Gain on sales of real estate assets of unconsolidated affiliates	(295)	(795)	(1,218)	(2,302)
Minority investors' share of gain on sales of real estate assets	621	—	621	—
Income tax provision	2,609	—	4,360	—
Minority interest in earnings of operating partnership	13,288	12,075	35,886	47,930
Gain on discontinued operations	(3,957)	(2)	(3,902)	(7,217)
Operating partnership's share of total NOI	169,341	163,156	504,245	493,589
General and administrative expenses	8,305	9,402	29,072	28,051
Management fees and non-property level revenues	(5,665)	(4,114)	(22,580)	(14,412)
Operating partnership's share of property NOI	171,981	168,444	510,737	507,228
NOI of non-comparable centers	(3,639)	(1,657)	(9,039)	(7,588)
Total same center NOI	$168,342	$166,787	$501,698	$499,640

Malls	$154,288	$155,332	$464,335	$464,462
Associated centers	7,372	7,718	21,888	22,246
Community centers	1,271	843	3,321	2,965
Other	5,411	2,894	12,154	9,967
Total same center NOI	168,342	166,787	501,698	499,640
Less lease termination fees	(157)	(4,945)	(5,795)	(13,239)
Total same-center NOI, excluding lease termination fees	$168,185	$161,842	$495,903	$486,401

Percentage Change:
Malls	-0.7%		0.0%
Associated centers	-4.5%		-1.6%
Community centers	50.8%		12.0%
Other	87.0%		21.9%
Total same center NOI	0.9%		0.4%
Total same-center NOI, excluding lease termination fees	3.9%		2.0%

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CBL Reports Third Quarter Results

November 6, 2007

Company's Share of Consolidated and Unconsolidated Debt

(Dollars in thousands)

	September 30, 2007
	Fixed Rate	Variable Rate	Total
Consolidated debt	$4,049,524	$1,002,742	$5,052,266
Minority investors' share of consolidated debt	(119,797)	(288)	(120,085)
Company's share of unconsolidated affiliates' debt	219,032	42,074	261,106
Company's share of consolidated and unconsolidated debt	$4,148,759	$1,044,528	$5,193,287
Weighted average interest rate	5.92%	6.33%	6.00%

	September 30, 2006
	Fixed Rate	Variable Rate	Total
Consolidated debt	$3,488,207	$976,209	$4,464,416
Minority investors' share of consolidated debt	(56,862)	—	(56,862)
Company's share of unconsolidated affiliates' debt	217,585	26,600	244,185
Company's share of consolidated and unconsolidated debt	$3,648,930	$1,002,809	$4,651,739
Weighted average interest rate	5.97%	6.26%	6.03%

Debt-To-Total-Market Capitalization Ratio as of September 30, 2007

(In thousands, except stock price)

	Shares Outstanding	Stock Price (1)	Value
Common stock and operating partnership units	116,348	$35.05	$4,077,997
7.75% Series C Cumulative Redeemable Preferred Stock	460	250.00	115,000
7.375% Series D Cumulative Redeemable Preferred Stock	700	250.00	175,000
Total market equity			4,367,997
Company's share of total debt			5,193,287
Total market capitalization			$9,561,284
Debt-to-total-market capitalization ratio			54.3%

(1)

Stock price for common stock and operating partnership units equals the closing price of the common stock on September 28, 2007. The stock price for the preferred stock represents the liquidation preference of each respective series of preferred stock.

Reconciliation of Shares and Operating Partnership Units Outstanding

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
2007:	Basic	Diluted	Basic	Diluted
Weighted average shares - EPS	65,343	65,876	65,233	65,900
Weighted average operating partnership units	50,637	50,637	50,683	50,683
Weighted average shares- FFO	115,980	116,513	115,916	116,583

2006:
Weighted average shares - EPS	64,174	65,496	63,616	65,086
Weighted average operating partnership units	51,360	51,360	51,755	51,754
Weighted average shares- FFO	115,534	116,856	115,371	116,840

Dividend Payout Ratio

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Weighted average dividend per share	$0.51031	$0.46387	$1.53225	$1.39164
FFO per diluted, fully converted share	$0.76	$0.78	$2.27	$2.37
Dividend payout ratio	67.1%	59.5%	67.5%	58.7%

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CBL Reports Third Quarter Results

November 6, 2007

Consolidated Balance Sheets

(Unaudited, in thousands except share data)

	September 30, 2007	December 31, 2006
ASSETS
Real estate assets:
Land	$828,905	$779,727
Buildings and improvements	6,239,802	5,944,476
	7,068,707	6,724,203
Less: accumulated depreciation	(1,053,459)	(924,297)
	6,015,248	5,799,906
Developments in progress	271,331	294,345
Net investment in real estate assets	6,286,579	6,094,251
Cash and cash equivalents	48,880	28,700
Cash in Escrow	33,202	—
Receivables:
Tenant, net of allowance	70,121	71,573
Other	13,734	9,656
Mortgage notes receivable	34,851	21,559
Investment in unconsolidated affiliates	99,212	78,826
Intangible lease assets and other assets	228,417	214,245
	$6,814,996	$6,518,810
LIABILITIES AND SHAREHOLDERS' EQUITY
Mortgage and other notes payable	$5,052,266	$4,564,535
Accounts payable and accrued liabilities	324,711	309,969
Total liabilities	5,376,977	4,874,504
Commitments and contingencies
Minority interests	505,104	559,450
Shareholders' equity:
Preferred Stock, $.01 par value, 15,000,000 shares authorized:
8.75% Series B Cumulative Redeemable Preferred Stock, 2,000,000 shares outstanding	—	20
7.75% Series C Cumulative Redeemable Preferred Stock, 460,000 shares outstanding	5	5
7.375% Series D Cumulative Redeemable Preferred Stock, 700,000 shares outstanding	7	7
Common Stock, $.01 par value, 180,000,000 shares authorized, 65,710,828 and 65,421,311 issued and outstanding in 2007 and 2006, respectively	657	654
Additional paid-in capital	984,323	1,074,450
Accumulated other comprehensive (loss) income	(4,707)	19
(Accumulated deficit) retained earnings	(47,370)	9,701
Total shareholders' equity	932,915	1,084,856
	$6,814,996	$6,518,810